Exhibit 5.2

11. 12/F. Shanghai Tower. No. 501, Yincheng Middle Rd. Pudong New Area. Shanghai 200120. P.R. China

Tel: +86-21-2051-1000                         Fax: +86-21-2051-1999

www.allbrightlaw.com

June 9, 2021

Ambrx Biopharma Inc.

10975 North Torrey Pines Road

La Jolla, California 92037, USA

Re: PRC Legal Opinion

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this legal opinion (the “Opinion”), does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and, as such, are qualified to issue this opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to Ambrx Biopharma Inc. (the “Company”), solely in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the proposed initial public offering (the “Offering”) by the Company of a certain number of the Company’s American depositary shares (the “ADSs”), each representing a certain number of ordinary shares of par value US$0.000 I per share of the Company

A. Definitions

As used herein, the following terms are defined as follows:

(a)

“Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws;

(b)

“PRC Authorities” means any national, provincial or local governmental. regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC;

(c)

“PRC Laws” means all laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof;

(d)	“PRC Subsidiary” means Shanghai Ambrx Biomedical Co., Ltd. (上海安博生物医药有限公司 in Chinese)

B. PRC Laws

This Opinion is rendered on the basis of the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect. We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

C. Documents and Assumptions

For the purpose of giving this Opinion, we have examined the Registration Statement, the originals or copies of documents provided to us by the Company and the PRC Subsidiary and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion (the “Documents”). Without prejudice to the foregoing, we have also made due inquiries as to other facts and questions of law as we have deemed necessary in order to render this Opinion. A company search conducted with the competent state administration for market regulation of the PRC (the “SAMR”) is limited in respect to the information it produces. Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, a company search carried out in the PRC is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this Opinion we have assumed:

(a)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(b)

that the documents containing resolutions of directors and shareholders, respectively, or extracts of minutes of meetings of the directors and meetings of the shareholders, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of shareholders, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout the meeting;

(c)	the accuracy and completeness of all factual representations (if any) made in the Documents;

(d)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(e)

that the information disclosed by the company searches referred to above is accurate and complete as at the time of this Opinion and conforms to records maintained by the Company and the PRC Subsidiary, respectively, and that, in the case of the company search, the search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted;

(f)	that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means;

(g)

that there has been no change in the information contained in the latest records of the Company and the PRC Subsidiary, respectively, under the Companies Registry made up to the issuance of this Opinion; and

(h)

that all information (including factual statements) provided to us by the Company and the PRC Subsidiary in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company and the PRC Subsidiaries have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part.

D. Opinions

Based on the subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

(a)

The PRC Subsidiary has been duly incorporated and is validly existing as a company with limited liability and enterprise legal person under the PRC laws. To the best of our knowledge after due and reasonable inquiries, the registered capital of the PRC Subsidiary has been fully paid in accordance with its articles of association and applicable PRC Laws. All the equity interest in the registered capital of the PRC Subsidiary is wholly owned by the Company. The current articles of association and the business license of the PRC Subsidiary comply with applicable PRC Laws and are in full force and effect.

(b)

To the best of our knowledge after due inquiries, the PRC Subsidiary has not taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of the PRC Subsidiary. or for the suspension, withdrawal, revocation or cancellation of the business licenses of the PRC Subsidiary.

(c)	the ownership structures of the PRC Subsidiary, both currently and immediately after giving effect to the Offering, do not and will not violate applicable PRC Laws.

(d)	To the best of our knowledge after due and reasonable inquiries, there are no legal, governmental, administrative or arbitrative proceedings, actions,

initiatives, decisions, rulings, demands or orders before any competent court or arbitration body of the PRC or before or by any competent PRC Authorities pending or threatened against, or involving the business or assets of the PRC Subsidiary.

(e)

The statements in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Management”, “Certain Relationships and Related Person Transactions” and “Taxation”, to the extent such statements relate to matters of PRC Law and subject to the qualifications therein, are true and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

E. Certain Limitations and Qualifications

(a)

This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(b)	This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(c)

This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Jin Zhe

AllBright Law Offices

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